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                                                                    EXHIBIT 23.1


                          CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Independent Auditors" and to the inclusion of our reports dated (i) September 18, 1997 with respect to the financial statements of Queen Sand Resources, Inc. for the year ended June 30, 1997 and September 16, 1997 with respect to the statements of operating revenues and direct operating expenses of the Collins and Ware Properties for the years ended June 30, 1997 and 1996, included in the Registration Statement (Form S-4) and related Prospectus of Queen Sand Resources, Inc. (the "Company") for the registration 12 1/2% Senior Notes Due 2008 and also included in the Company's Annual Report (Form 10-KSB) for the year ended June 30, 1997 and filed with the Securities and Exchange Commission and (ii) our report dated April 17, 1998, with respect to the statements of net profits interests and royalty interests revenues of certain oil and gas producing properties acquired from pension funds managed by J.P. Morgan Investments for the years ended June 30, 1997, 1996 and 1995 included in the Registration Statement (Form S-4) and related Prospectus of Queen Sand Resources, Inc. (the "Company") for the registration 12 1/2% Senior Notes Due 2008 and also included in the Company's Current Report on Form 8-K dated March 19, 1998, as amended by Current Report on Form 8-K/A-2 dated June 8, 1998 and filed with the Securities and Exchange Commission.

August 11, 1998

                                                  /s/ ERNST & YOUNG LLP